UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 18, 2008
(Date of earliest event reported)
HealthMarkets, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14953 (Commission File Number)	75-2044750 (IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas	76180
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 255-5200
(former name and address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On November 18, 2008, HealthMarkets, Inc. and its subsidiaries (the “Company”) implemented a strategic reduction of its existing workforce. The reduction is designed to increase administrative efficiencies and better align the workforce to support the Company’s business strategy going forward. The reduction will affect approximately 13% of the Company’s workforce or a total of approximately 229 employees. The Company completed notifying affected employees on November 19, 2008. The reduction is expected to be substantially completed by the end of the fourth quarter of 2008.
     In connection with the workforce reduction, the Company expects to pay in cash total costs of approximately $4.9 million associated with one-time termination benefits, including severance and other related costs. The Company expects to recognize this charge in the fourth quarter of 2008.
     This Current Report on Form 8-K contains or may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding expected benefits, costs and charges associated with the transactions described above. Forward-looking statements are generally identified by use of the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including the information discussed under the caption “Item 1 Business”, “Item 1A. Risk Factors” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the Company’s various other filings with the Securities and Exchange Commission and other publicly disseminated written documents.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.
By:	/s/ Michael A. Colliflower
	Name:	Michael A. Colliflower
	Title:	Executive Vice President and General Counsel

Dated: November 24, 2008